Exhibit 99.1

ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 2850 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY REPORTS 2013 SECOND QUARTER AND SIX MONTH

RESULTS AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TX (August 14, 2013) — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced financial and operational results for its second quarter and six months ended June 30, 2013.

2013 Second Quarter Results

For the quarter ended June 30, 2013, the Company reported total revenues and other income from continuing operations of $2.4 million as compared to $3.1 million reported for the comparable 2012 period.  This decrease is primarily due to the loss of the Cotulla revenues of $2.5 million as a result of the division of assets from ZaZa’s former joint venture, partially offset by additional revenue realized from the Boening A1H well in Sweet Home, the increase in Moulton production from the Crabb Ranch A-1H well and the non-operated Ring Unit wells.

Operating costs and expenses for the second quarter ended June 30, 2013 were $107.1 million as compared to $15.4 million in the comparable 2012 period.  This increase was primarily related to the impairment of oil and gas properties of $93.1 million in the second quarter of 2013.  Certain leasehold costs and producing oil and gas properties were written down to their fair values, resulting in pretax non-cash impairment charges in the period ended June 30, 2013.  Excluding the impact of the impairment charges, total operating costs and expenses decreased by approximately $1.4 million.

The Company reported an operating loss of $104.8 million for the three months ended June 30, 2013 as compared to an operating loss of $12.3 million for the three months ended June 30, 2012.  The second quarter of 2013 included an income tax benefit of $36.2 million as compared to an income tax expense of $1.4 million for the comparable 2012 period.  Net loss from continuing operations was $58.7 million, as compared to a net loss from continuing operations of $13.6 million for the three months ended June 30, 2013 and June 30, 2012, respectively.  Additionally, the Company reported income from discontinued operations, net of income taxes, of $0.6 million for the second quarter of 2013 as compared to a loss of $35.8 million for the comparable second quarter in 2012.  ZaZa reported a net loss of $58.1 million as compared to a net loss of $49.5 million, or a loss per basic and diluted share of $0.57 and $0.49 for the three months ended June 30, 2013 and June 30, 2012, respectively.

Todd A. Brooks, President and Chief Executive Officer, stated, “The strategy we initiated during the negotiations of our Division of Assets Agreement with our former joint venture partner was to obtain as much value as possible.  This was achieved by negotiating for an $84 million cash payment and by negotiating for maximum value through acreage assignment, which we could strategically monetize over time.  ZaZa’s plan and focus have been constant since that negotiation: reduce our senior secured debt, rationalize and monetize our Eagle Ford assets, and develop and grow our production base and acreage block in the Eaglebine/Eagle Ford East.  We continue to execute on, and move forward with, this plan.  During the second quarter we successfully negotiated the transaction to sell our remaining Moulton assets, which closed July 26, 2013. We also made operational progress with our Joint Venture partner in the development of our Eaglebine/Eagle Ford East assets.  This Joint Venture is continuing as planned and we anticipate timely drilling of the first three wells as part of the Agreement.  We are currently evaluating an additional joint venture to develop our retained Eaglebine/Eagle Ford East assets. We are also active in discussions to divest other non-core assets in the Eagle Ford trend. While we reported losses

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through the first half of the year, much of this was attributed to non-cash impairment charges. In the first half of 2013, we’ve taken aggressive steps to lower our overall capital spend and reallocate our resources.  I remain steadfast in my commitment to continue to improve our balance sheet and create value for our shareholders over the coming year.”

2013 Six Months Results

For both the six months ended June 30, 2013 and June 30, 2012, respectively, the Company reported total revenues and other income from continuing operations of $5.2 million.  Revenue remained relatively constant as a result of the loss of Cotulla revenues of $4.1 million related to the division of assets from the former joint venture, offset by higher production realized at the Boening well in Sweet Home and the increase in Moulton production from the Crabb Ranch and Ring Unit wells.

Operating costs and expenses for the six months ended June 30, 2013 were $115.8 million as compared to $59.1 million in the comparable 2012 period.  This increase was primarily related to the impairment of oil and gas properties of $93.1 million taken in 2013, partially offset by a $34.3 million decrease in general and administrative expenses.  Excluding the impact of the impairment charge, total operating costs and expenses decreased by approximately $36.5 million.  Additionally, the Company realized a 35% reduction in its general and administrative costs beginning in the second quarter of 2013 and expects the impact to be realized starting in the third quarter due to the non-recurring severance expenses that have been captured in the current period.

The Company reported an operating loss of $110.6 million for the six months ended June 30, 2013 as compared to an operating loss of $53.9 million for the six months ended June 30, 2012.  During the 2013 six month period, ZaZa reported an income tax benefit of $40.8 million as compared to an income tax expense of $35.2 million for the comparable 2012 six month period.  Net loss from continuing operations was $61.1 million, as compared to a net loss from continuing operations of $128.7 million for the six months ended June 30, 2013 and June 30, 2012, respectively.  Additionally, the Company reported income from discontinued operations, net of income taxes of $0.03 million, for the six month period ended June 30, 2013 as compared to a loss from discontinued operations, net of taxes of $38.5 million, for the comparable 2012 period.  ZaZa reported a net loss of $61.0 million as compared to a net loss of $167.3 million, or a loss per basic and diluted share of $0.59 and $1.77 for the six months ended June 30, 2013 and June 30, 2012, respectively.

First and Second Quarter 2013 Milestones

•                  Eaglebine/Eagle Ford East Joint Venture. On March 21, 2013, ZaZa entered into a Joint Exploration and Development Agreement with one of the largest independent crude oil and natural gas companies in the United States to jointly develop certain Eaglebine/Eagle Ford East properties located in Walker, Grimes, Madison, Trinity and Montgomery Counties, Texas.  Under this agreement, ZaZa and its Joint Venture partner will jointly develop up to approximately 100,000 gross acres (approximately 73,000 net acres) that ZaZa currently owns in the Eaglebine trend in these counties. As previously announced, our Joint Venture partner will act as the operator and will pay ZaZa (i) certain cash amounts, (ii) the drilling and completion costs of certain specified wells, and (iii) a portion of the Company’s share of any additional seismic or well costs in order to earn their interest in these properties. The joint development has been divided into three phases.

•                  Phase I commenced on April 2, 2013.  In this phase, ZaZa transferred 20,000 net acres, (approximately 15,000 of which came from our joint venture with Range) in exchange for a cash payment of $10 million and an obligation of our counterparty to drill and pay 100% of the drilling and completion costs of three wells.  The second of these three wells to be drilled will be the substitute well that we are required to drill pursuant to our agreement with Range Resources.  Drilling operations on the third well in the first phase of joint development must be commenced by our counterparty before December 31, 2013.

•                  Within 60 days of completion of the third well under the first phase, our Joint Venture partner will have the option to elect to go forward with Phase II of the joint development.  If they so elect, ZaZa will transfer an additional 20,000 net acres in exchange for a cash payment of $20 million, an obligation of our Joint Venture partner to drill and pay 100% of the drilling and completion costs of an additional three wells, and an obligation of our Joint Venture partner to pay for up to $1.25 million of ZaZa’s share of additional costs for seismic or well costs.

•                  The same terms and conditions apply to Phase III, the only difference being that, if our Joint Venture partner elects to go forward with the third phase of the joint development, ZaZa would transfer an additional 15,000 net acres to the counterparty.

•                  Moulton Properties Sales. On June 27, 2013, ZaZa entered into an agreement to sell approximately 10,000 net acres of its properties located in the Eagle Ford trend located in Fayette, Gonzalez and Lavaca Counties, Texas (“Moulton properties”), including seven producing wells, for approximately $28.8 million.  This transaction closed on July 26, 2013, during the Company’s 2013 third quarter and ZaZa received $29.3 million in cash.  Additionally, on April 5, 2013, the Company closed a purchase and sale agreement with the same party for approximately $9.2 million and received approximately $8.8 million in cash.

Liquidity Update

As of June 30, 2013, ZaZa had $3.2 million in cash and cash equivalents, which excludes restricted cash of $16.1 million.  Total cash and cash equivalents as of December 31, 2012 were $34.6 million and restricted cash was $21.9 million.  In the second quarter of 2013, ZaZa consummated the sale of certain Moulton properties and entered into the first development phase of its Eaglebine/Eagle Ford East joint venture, resulting in a combined total cash receipt of $18.8 million. Additionally, during the 2013 third quarter, the Company sold its remaining Moulton properties for cash consideration of $29.3 million, including a $1.4 million deposit that the Company received in the 2013 second quarter.  Furthermore, the Company remains in discussions to monetize additional non-core assets.

Total long-term debt as of June 30, 2013 was $97.6 million, of which, $11.3 million is classified as current, as compared to $96.3 million as of December 31, 2012.  As of June 30, 2013, the Company’s long-term debt consisted of $23.7 million related to its Senior Secured Notes, net of discount, $26.6 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to Subordinated notes.

Ian H. Fay, ZaZa’s Chief Financial Officer added, “There have been several material transactions over the past 18 months which we have executed in accordance with our Eaglebine/Eagle Ford East development strategy.  These transactions have generated significant value for the Company and positioned ZaZa for future growth.  While our cash position has declined and our long-term debt has increased at June 30 versus year-end, the cash generated from the sale of our Moulton properties provided us with additional resources.  ZaZa intends to use a portion of the net proceeds from the transaction to further reduce its outstanding debt obligations as required under its debt agreements. Furthermore, the cost reduction plans that we announced last quarter will begin to show positive results in our third quarter.  We remain committed to monetize non-core assets and to raise additional capital to fund near-term growth.  From a financing perspective, our goal remains to improve our balance sheet while remaining focused on the potential needs for the multifaceted Eaglebine/Eagle Ford East play.  We feel confident in our ability to execute with our JV partners and are excited about the possibilities present in this emerging play.”

Operational Update - Proof of Concept Well Results

As previously announced, prior to entering into its Eaglebine/Eagle Ford East joint venture, ZaZa commenced drilling two proof of concept wells in Walker County, Texas, which we refer to as the Stingray A-1H/RE and Commodore A-1 wells.  These wells were the first of their kind in the area and were designed to gather data in an incremental fashion, as the Company works to better understand the many productive zones in its Eaglebine/Eagle Ford East acreage.

ZaZa’s initial Eaglebine/Eagle Ford East well was the Stingray A-1H.  As previously disclosed, after completion of hydraulic fracturing operations, the casing, under normal operating conditions, suffered a collar failure, which is thought to have caused a down-hole constriction in the lateral portion of the well.  After losing the lateral portion of the well, ZaZa reentered the vertical portion of the well and deepened it to test certain vertical zones (from the Buda to the Upper Glen Rose), which is referred to as the Stingray A-1RE. Initial production tests were conducted with processing and facilities limitations, with daily production ranging from 11-30 barrels of oil and 732-1,939 mcf per day (over the course of three one-point tests).  For each one-point test, the well was flowed on a single choke setting for 72 hours.  After production facilities were completed, the daily production results of the initial one-point test were: 21 barrels of oil and 1,005 mcf.  Based on these results, the Company is evaluating next steps for the Stingray A-1RE, which may include completion and testing of additional vertical zones and/or drilling a new lateral well and completion.

ZaZa’s second Eaglebine/Eagle Ford East well, the Commodore A-1 was designed to compare production from two different groups of zones in Northern Walker County.  The Company focused first on the deeper zones in the well, testing production from the Edwards to the Upper Glen Rose.  Two one-point tests of these zones resulted in daily production ranging from 35-54 barrels of oil and 956-1073 mcf of gas.  Next, the Company set a plug above these zones for purposes of isolating them, and proceeded to complete a series of upper zones ranging from the Buda to the Georgetown.  Four one-point tests on the upper zones resulted in daily production of 10-15 barrels of oil and 592-830 mcf of gas, but also 1,110 barrels of water per day.  Based on these results, the Company is evaluating next steps for the Commodore A-1, which may include removing the plug and commingling production from both zones: cumulatively 45-69 barrels of oil and 1,548-1,903 mcf of gas per day.

Results of Operations

The results of operations include the results of our accounting predecessor, ZaZa LLC, from January 1, 2012 through February 20, 2012 and all of our subsidiaries, since February 21, 2012 excluding ZEF which was sold on December 21, 2012 and is presented as discontinued operations.  The discussion below relates to our continuing corporate activities and oil and gas exploration and production operations, and excludes discontinued operations.

The following table presents our production and average prices obtained for our production for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production:
Oil (Bbls):	23,672	29,786	51,848	49,787
Gas (Mcf):	39,797	64,261	76,919	75,776
Equivalents (BOE):	30,305	40,496	64,669	62,416

Average Price:
Oil ($/Bbl):	$93.09	$97.31	$94.36	$99.31
Gas($/Mcf):	$4.09	$2.74	$3.53	$2.78

The following tables present our production data for the referenced geographic areas for the periods indicated:

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
	Gas	Oil	Equivalent	Gas	Oil	Equivalent
	(Mcf)	(Bbls)	(BOE)	(Mcf)	(Bbls)	(BOE)
Eagle Ford:
Moulton	3,995	18,241	18,907	9,249	40,676	42,218
Sweet Home	6,665	2,080	3,191	20,705	5,691	9,142
Hackberry	26,856	1,739	6,215	44,670	3,550	10,995
Eaglebine/ Eagle Ford East	2,085	1,430	1,778	2,085	1,430	1,778
Other Onshore Non-Operated	196	182	215	210	501	536
Total	39,797	23,672	30,305	76,919	51,848	64,669

	Three Months Ended June 30, 2012			Six Months Ended June 30, 2012
	Gas	Oil	Equivalent	Gas	Oil	Equivalent
	(Mcf)	(Bbls)	(BOE)	(Mcf)	(Bbls)	(BOE)
Eagle Ford:
Cotulla	21,323	24,859	28,413	27,707	40,843	45,461
Moulton	986	2,048	2,212	1,225	4,613	4,817
Sweet Home	—	—	—	—	—	—
Hackberry	41,965	2,316	9,310	46,665	3,522	11,299
Eaglebine/Eagle Ford East	—	—	—	—	—	—
Other Onshore Non-Operated	(13)	563	561	179	809	839
Total	64,261	29,786	40,496	75,776	49,787	62,416

Conference Call and Webcast

ZaZa Energy Corporation (NASDAQ: ZAZA) will be hosting a conference call and webcast to discuss its financial and operating results on August 14, 2013, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at +1 800-299-9086 and entering pass code 58913985 (International number: +1 617-786-2903).  Interested parties can also participate on the webcast by visiting the ZAZA Energy Corporation website at www.zazaenergy.com.  For those who will be unable to participate, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: +1 888-286-8010 / International: +1 617-801-6888 / pass code: 95835890).  The live webcast and replay link can be found in the “Investor Relations” section of the ZAZA Energy Corporation website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine/Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “forecasts” and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, ZaZa’s ability to enter into joint venture arrangements and the success of such joint ventures, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See “Risk Factors” in our 2012 Form 10-K and 2013 First and Second Quarters Forms 10-Q filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

JMR Worldwide

Jay Morakis, Partner

Tel: 212-266-0191

Email: jmorakis@jmrww.com

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